Principle Investigator Dr. Jorge Hernando Ulloa Reports New 90 Day VenoValve Data at the Second Annual Society of Vascular and Endovascular Surgery Congress of Central America and the Caribbean

Reflux Now at Normal Levels in All Four VenoValve Patients

IRVINE, California., July 26, 2019 – Hancock Jaffe Laboratories, Inc. (Nasdaq: HJLI, HJLIW), a developer of medical devices that restore cardiac and vascular health, announced today that on Thursday, July 25, 2019, Dr. Jorge Hernando Ulloa, the Principle Investigator for HJLI’s first-in-man VenoValve study in Bogota, Colombia, reported new 90 day VenoValve data at the Second Annual Society of Vascular and Endovascular Surgery Congress of Central America and the Caribbean. Dr. Ulloa reported that for all four patients with working VenoValves, reflux has been reduced to normal levels seen in patients without Chronic Venous Insufficiency (“CVI”). Reflux is the primary end point for HJLI’s ongoing VenoValve trial and is the main cause of severe CVI of the deep vein system. All patients had severe CVI prior to receiving their the VenoValve device, and the data was reported on patients 90 days post VenoValve surgery implant.

Dr. Ulloa also reported that overall, reflux has been reduced an average of sixty-eight (68%) across all patients with the working VenoValves device, significantly more than the forty five percent (45%) reduction that was reported this past June, at which time patients were 60 days post-surgery. VCSS scores, a measurement of venous disease severity graded by the clinician, has also continued to improve, with the average improvement across all four patients now at forty-nine percent (49%), compared to pre-operative levels. Pain across the patients, which is measured by a VAS score, has also decreased thirty nine percent (39%).

Robert Berman, Hancock Jaffe’s Chief Executive Officer stated, “Our ninety (90) day data shows substantial improvement in our patients in all important areas. In addition, we have not experienced any significant device related adverse events. At this point, the results that we are seeing with the VenoValves is exceptional.”

CVI is a condition that occurs when the valves in the veins of the leg are injured or destroyed, causing blood to flow backwards. The backwards flow of blood is known as reflux. The VCSS or Venous Clinical Severity Score consists of ten parameters that are used by clinicians to assess venous disease. The VAS score is a measure for pain that is commonly used in clinical trials. Reflux, VCSS scores, and VAS scores are all end points in Hancock Jaffe’s first-in-man Bogota study.

HJLI expects to release 180-day results for these five patients, and incremental results for other patients enrolled in the study, in October of 2019. A sixth patient that underwent a VenoValve implantation in June of 2019 is making excellent progress. The VenoValve is not currently functioning on one patient. That patient continues to do well and has shown modest improvement compared to pre-VenoValve surgery. To date, there have been no serious device related adverse events associated with the VenoValves.

The initial phase of the first-in-man Colombian study will include up to ten patients who suffer from severe CVI. HJLI has implanted VenoValves in six patients and will continue to provide updates on patient enrollment and additional VenoValve implantations.

The purpose of the first-in-man study is to provide HJLI with valuable feedback to make any necessary product modifications or adjustments to the surgical implantation procedure for the VenoValve. HJLI expects to use the data from its first-in-man Bogota study as part of its Investigational Device Exemption (“IDE”) application to be submitted to the U.S. Food and Drug Administration (“FDA”) in order to begin the VenoValve U.S. pivotal trial. HJLI expects to file the IDE application in early 2020.

Approximately 2.4 million people in the U.S. suffer from CVI due to reflux in the deep venous system, representing a potential addressable U.S. market of approximately $14 Billion. Estimates indicate that direct medical costs from CVI in the U.S. exceed $30 Billion a year. There are currently no FDA approved devices, or effective treatments for deep venous CVI.

The meeting of the Society of Vascular and Endovascular Surgery of Central America and the Caribbean was hosted by the Society of Vascular and Endovascular Surgery of the Dominican Republic, in Santo Domingo. The conference focuses on the most recent technological advances in vascular and endovascular surgery and is aimed at specialists in vascular and cardiovascular medicine, as well as dermatologists, radiologists, vascular sonographers, nephrologists, cardiologists and family doctors.

About Hancock Jaffe Laboratories, Inc.

Hancock Jaffe Laboratories (NASDAQ: HJLI) specializes in developing and manufacturing bioprosthetic (tissue based) medical devices to establish improved standards of care for treating cardiac and vascular diseases. Hancock Jaffe currently has two lead product candidates: the VenoValve®, a porcine based valve which is intended to be surgically implanted in the deep venous system of the leg to treat reflux associated with Chronic Venous Insufficiency; and the CoreoGraft®, a bovine tissue based off the shelf conduit intended to be used for coronary artery bypass surgery. Hancock Jaffe has a 20-year history of developing and producing FDA approved medical devices that sustain or support life. The current management team at Hancock Jaffe has been associated with over 80 FDA or CE marked medical devices. For more information, please visit HancockJaffe.com.

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HJLI Press Contacts:

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Email: ACarmer@HancockJaffe.com

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Chris Tyson

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HJLI@mzgroup.us

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